Exhibit 5.1

Stradling Yocca Carlson & Rauth, P.C. 660 Newport Center Drive, Suite 1600 Newport Beach, CA 92660-6422 sycr.com	CALIFORNIA NEWPORT BEACH SACRAMENTO SAN DIEGO SAN FRANCISCO SANTA BARBARA SANTA MONICA COLORADO DENVER NEVADA RENO WASHINGTON SEATTLE

August 5, 2019
Foundation Building Materials, Inc.
2741 Walnut Avenue, Suite 200,
Tustin, California 92780

Re:	Securities Registered under Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Foundation Building Materials, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the proposed offering by the selling stockholder identified in the Registration Statement of up to 28,054,239 shares of the Company’s common stock, par value $0.001 per share (the “Resale Shares”) currently held by the selling stockholder. This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Resale Shares as set forth below.
In connection with the preparation of this opinion, we have examined such documents and considered such questions of law as we have deemed necessary or appropriate. We have assumed the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the genuineness of all signatures. As to questions of fact material to our opinions, we have relied upon the certificates of certain officers of the Company.
Based on the foregoing, we are of the opinion that the Resale Shares are validly issued, fully paid and non-assessable.
We render this opinion only with respect to the General Corporation Law of the State of Delaware, and we express no opinion herein concerning the application or effect of the laws of any other jurisdiction. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the reference to us in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is intended solely for use in connection with the offering of the Resale Shares pursuant to the Registration Statement and is not to be relied upon for any other purpose or delivered to or relied upon by any other person without our prior written consent. This opinion is rendered as of the date hereof and based solely on our understanding of facts in existence as of such date after the examination described in this opinion. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.
Very truly yours,
STRADLING YOCCA CARLSON & RAUTH, P.C.

/s/ Stradling Yocca Carlson & Rauth, P.C.